Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Names Kris Tufto to Board of Directors

Saint Paul, Minn., September 22, 2011-Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today it has appointed Kris B. Tufto to its Board of Directors. The addition of Mr. Tufto brings the number of ISS directors to eight.

Mr. Tufto is the Chief Revenue Officer of Code 42 Software, Inc., a provider of computer backup solutions.  He has previous executive leadership and sales management experience in numerous high-growth technology companies, including Jasc Software and Cray Research. Mr. Tufto is also a director of Sajan, Inc., a publicly-held software and services company.

Jim Bracke, Chairman, said, “We are pleased to have Kris join our board. He brings ISS further diverse software development and management skills and successes that we can leverage.”

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 120,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.